UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACREAGE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1463868
(Province or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

366 Madison Avenue, 11th Floor
New York, New York 10017
United States
646-600-9181
(Address of principal executive offices)

Acreage Holdings, Inc. Omnibus Incentive Plan
(Full title of plan)

Acreage Holdings, Inc.
366 Madison Avenue, 11th Floor
New York, New York 10017
United States
(Name and address of agent for service)

646-600-9181
( Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Subordinate voting shares issuable under the Acreage Holdings, Inc. Omnibus Incentive Plan	7,094,100 (1)	$25.00	$177,352,500	$21,495(2)

(1)

Represents the number of subordinate voting shares (the “Subordinate Voting Shares”) of Acreage Holdings, Inc. (the “Registrant”) issuable pursuant to the exercise or redemption of issued awards under the Acreage Holdings, Inc. Omnibus Incentive Plan (the “Plan”).

(2)	The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) based on the average exercise or redemption price of the issued awards.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (i) Subordinate Voting Shares of the Registrant issuable pursuant to the exercise or redemption of awards under the Plan.

On November 6, 2018, the Registrant’s shareholders authorized, among other things, the adoption of the Plan.

This Registration Statement on Form S-8 registers Subordinate Voting Shares issuable upon the exercise of awards under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”) are incorporated into this Registration Statement by reference:

(a)	Our Registration Statement Form 40-F as filed with the SEC on January 29, 2019;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 29, 2019.

(c)

The description of the Subordinate Voting Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on January 29, 2019, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BCBCA”) the Registrant may indemnify a director or officer, a former director or officer, or an individual who acts or acted as a director or officer of an affiliate of the Registrant, or at the Registrant’s request as a director or officer (or in a similar capacity) of another corporation or other legal entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid to in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation or legal entity, and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant may also indemnify a person described above in respect of all costs, charges and expenses reasonably incurred by such person in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The Registrant may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses in advance of such final disposition, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from the Registrant in respect of such costs, charges and expenses as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the Registrant or an individual described above, the Supreme Court of British Columbia may order the Registrant to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and against some or all of the expenses reasonably incurred by such individual in respect of such legal proceeding or investigative action.

In accordance with the BCBCA, the Articles of the Registrant provide that the Registrant must indemnify a director or officer or a former director or officer, and such person's heirs and legal personal representatives, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened or completed, which such individual or any of his or her heirs and legal personal representatives is or may be joined as a party, or be liable for in respect of a judgment, because of that person having been a director or officer of the Registrant, provided that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of such a legal proceeding or investigative action other than a civil proceeding, the person had reasonable grounds for believing that his or her conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the BCBCA.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Exhibit
4.1	Acreage Holdings, Inc. Omnibus Incentive Plan
5.1	Opinion of DLA Piper (Canada) LLP
23.1	Consent of DLA Piper (Canada) LLP (Included in Exhibit 5.1)
23.2	Consent of RSM Canada LLP
23.3	Consent of Macias Gini & O’Connell LLP
23.4	Consent of Sheehan & Company, C.P.A, P.C.
23.5	Consent of Davidson & Company LLP
24.1	Power of Attorney (See Signature Pages)

Item 9. Undertakings.

                   (a)        The Registrant hereby undertakes:

                   (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                 (i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                 (ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                                 (iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                                 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

                   (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 28, 2019.

ACREAGE HOLDINGS, INC.

/s/ Kevin P. Murphy
Name: Kevin P. Murphy
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Glen Leibowitz and Kevin P. Murphy as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin P. Murphy	Chairman and Chief Executive Officer	February 28, 2019
Kevin P. Murphy

/s/ Glen Leibowitz	Chief Financial Officer	February 28, 2019
Glen Leibowitz

/s/ John Boehner	Director	February 28, 2019
John Boehner

/s/ William Weld	Director	February 28, 2019
William Weld

/s/ Larissa Herda	Director	February 28, 2019
Larissa Herda

/s/ Douglas Maine	Director	February 28, 2019
Douglas Maine

/s/ Brian Mulroney	Director	February 28, 2019
Brian Mulroney

/s/ William C. Van Faasen	Director	February 28, 2019
William C. Van Faasen

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Glen Leibowitz	Authorized Representative in the United States	February 28, 2019
Glen Leibowitz

EXHIBIT INDEX

Number	Exhibit
4.1	Acreage Holdings, Inc. Omnibus Incentive Plan
5.1	Opinion of DLA Piper (Canada) LLP
23.1	Consent of DLA Piper (Canada) LLP (Included in Exhibit 5.1)
23.2	Consent of RSM Canada LLP
23.3	Consent of Macias Gini & O’Connell LLP
23.4	Consent of Sheehan & Company, C.P.A, P.C.
23.5	Consent of Davidson & Company LLP
24.1	Power of Attorney (See Signature Pages)